Exhibit 99.1

Digirad Corporation Reports Second Quarter and Six-Month Financial Results

Q2 2013 Highlights Include: Significant Restructuring Progress, Operating Costs Down, Non-GAAP Results Approach Breakeven

Suwanee, GA. - August 1, 2013 - Digirad Corporation (NASDAQ: DRAD) today reported revenue of $12.9 million for the second quarter, a narrowing loss and an ending cash, cash equivalents and available-for-sale securities balance of $22.2 million.

Digirad President and CEO Matt Molchan said, “Revenues in both DIS and Diagnostic Imaging businesses were up in the second quarter compared to the prior year. Camera sales, especially ergo™ and Cardius™ imaging technologies saw improvements in the period. Progress on the bottom line was also notable as the GAAP net loss was cut to $616,000 - in a quarter that included more than $600,000 in non-recurring restructuring costs and more than $500,000 in costs associated with a proxy battle and related litigation. We were also able to aggressively return cash to our shareholders by using $3 million of cash to buy over 1.2 million of our own shares.”

Second Quarter 2013 Summary

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Total revenue for the second quarter of 2013 was $12.9 million, compared to $12.7 million for the same period in the prior year. DIS revenue for the second quarter of 2013 was $9.5 million, compared to $9.4 million for the same period of the prior year, and Diagnostic Imaging revenue for the second quarter of 2013 was $3.4 million, compared to $3.3 million for the same period of the prior year.

•	Gross profit for the second quarter of 2013 was $3.8 million, or 29.4 percent of revenue, compared to $3.7 million, or 29.0 percent of revenue in the prior year quarter.

•
Net loss for the second quarter of 2013 was $616,000, or $0.03 loss per share, compared to a net loss of $891,000, or $0.05 loss per share, in the same period of the prior year. Adjusted net loss for the 2013 second quarter, excluding the $610,000 in expenses incurred for nonrecurring items related to restructuring activities, was $6,000, or $0.00 loss per share on an adjusted basis.

•
Operating expenses for the second quarter of 2013 were $4.4 million, compared to $4.6 million in the same period in the prior year. Adjusted operating expenses for the second quarter of 2013 were $3.8 million, compared to the $4.6 million in the same period of the prior year. In addition to the restructuring costs, operating expenses for the 2013 second quarter included approximately $538,000 in costs related to a successful proxy contest and subsequent on-going litigation with a dissident shareholder group.

•
Cash, cash equivalents and available-for-sale securities totaled $22.2 million as of June 30, 2013, reflecting the use of $3.0 million in cash during the quarter ended June 30, 2013 for the Company's share repurchase program. Cash, cash equivalents and available-for-sale securities totaled $27.2 million as of December 31, 2012.

Six-Month 2013 Summary

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Total revenue for the first six months of 2013 was $24.4 million, compared to $25.7 million for the same period in the prior year. DIS revenue for the first six months of 2013 was $18.4 million, compared to $18.7 million for the same period of the prior year. Diagnostic Imaging revenue for the first six months of 2013 was $6.0 million, compared to $7.0 million for the same period of the prior year.

•	Gross profit for the first six months of 2013 was $6.6 million, or 27.1 percent of revenue, compared to $7.4 million, or 28.6 percent of revenue in the same period of the prior year.

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Net loss for the first six months of 2013 was $3.0 million, or $0.16 loss per share, compared to a net loss of $2.2 million, or $0.11 loss per share, in the same period of the prior year. Adjusted net loss for the first six months of 2013, excluding the $1.6 million in expenses incurred for nonrecurring items related to restructuring activities, was $1.4 million, or $0.07 loss per share on an adjusted basis.

•
Operating expenses for the first six months of 2013 were $9.7 million, including restructuring and proxy contest and litigation costs, compared to $9.5 million in the same period in the prior year. Adjusted operating expenses for the first six months of 2013 were $8.0 million, compared to the $9.5 million in the same period of the prior year, which reflects the restructuring expenses incurred since the February 28, 2013 restructuring announcement. In addition to the restructuring costs, operating expenses for the first six months of 2013 included approximately $671,000 in costs related to the proxy contest and subsequent on-going litigation with the dissident shareholder group.

Molchan continued, “Our progress internally and in the marketplace during the second quarter was solid. We continue to identify and pursue a growing number of potential 'tuck-in' acquisition targets in key DIS regions. The entire team is focused on right sizing the cost structure around our current revenue levels in order to reach profitability, and at the same time, executing both organic and acquisitive aspects of our new strategy. Remembering that we just announced our restructuring plan on February 28, I am very pleased with the progress so far. We are still deploying other components of our restructuring plan that will result in further savings, and anticipate that the vast majority of the restructuring will be complete by the end of the third quarter leading to improved net income and cash flow on a go forward basis.”

Conference Call Information
A conference call is scheduled for 11:00 a.m. EDT today to discuss the results and management's outlook. The call may be accessed by dialing 877-941-8418 five minutes prior to the scheduled start time and referencing Digirad. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

Use of Non-GAAP Financial Measures by Digirad Corporation
This Digirad news release presents the non-GAAP financial measures “adjusted operating expenses”, “adjusted net loss” and “adjusted net loss per share”. The most directly comparable measure for these non-GAAP financial measures are operating expenses, net loss and net loss per share. The company has included below unaudited adjusted financial information for the quarter and six months ended June 30, 2013, which present the Company's results of operations after excluding restructuring charges.
A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding Digirad's financial condition and results of operations is included as Exhibit 99.2 to Digirad's report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2013.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's ability to deliver value to customers, the Company's ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully execute acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers' business conditions, reimbursement, radiopharmaceutical shortages, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, analysis of potential impairment and restructuring charges, the conclusion of our audit and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

Investor Contact: Matt Clawson Allen & Caron 949-474-4300 matt@allencaron.com	Company Contact: Jeffry Keyes, CFO 858-726-1600 ir@digirad.com
(Financial tables follow)

Digirad Corporation
Condensed Consolidated Statements of Loss
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
DIS	$9,475	$9,377	$18,414	$18,666
Diagnostic Imaging	3,415	3,333	6,022	7,014
Total revenues	12,890	12,710	24,436	25,680
Cost of revenues:
DIS	7,179	6,908	14,004	13,885
Diagnostic Imaging	1,918	2,121	3,822	4,442
Total cost of revenues	9,097	9,029	17,826	18,327

Gross profit	3,793	3,681	6,610	7,353
Operating expenses:
Research and development	177	1,047	996	1,943
Marketing and sales	1,009	1,671	2,245	3,387
General and administrative	2,571	1,811	4,673	4,075
Amortization of intangible assets	58	58	123	136
Restructuring charges	610	—	1,614	—
Total operating expenses	4,425	4,587	9,651	9,541

Loss from operations	(632)	(906)	(3,041)	(2,188)
Other income (expense):
Interest income	16	28	39	54
Interest expense	(4)	(1)	(5)	(1)
Other expense	4	(12)	(28)	(24)
Total other income (expense)	16	15	6	29
Net loss	$(616)	$(891)	$(3,035)	$(2,159)

Net loss per common share – basic and diluted	$(0.03)	$(0.05)	$(0.16)	$(0.11)

Weighted average shares outstanding – basic and diluted	19,032	19,315	19,177	19,278

Digirad Corporation
Adjusted Financial Information
(Unaudited)

Adjusted Financial Data:
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2013	2012	2013	2012

Total operating expenses	$4,425	$4,587	$9,651	$9,541

Restructuring charges(1)	610	—	1,614	—

Adjusted operating expenses(2)	$3,815	$4,587	$8,037	$9,541

Net loss	$(616)	$(891)	$(3,035)	$(2,159)

Restructuring charges(1)	610	—	1,614	—

Adjusted net loss(2)	$(6)	$(891)	$(1,421)	$(2,159)

Net loss per common share - basic and diluted	$(0.03)	$(0.05)	$(0.16)	$(0.11)

Adjusted net loss per common share - basic and diluted(2)	$—	$(0.05)	$(0.07)	$(0.11)

Weighted average shares outstanding - basic and diluted	19,032	19,315	19,177	19,278

	Three Months Ended
(in thousands, except per share amounts)	June 30, 2013	March 31, 2013

Total operating expenses	$4,425	$5,226

Restructuring charges(1)	610	1,004

Adjusted operating expenses(2)	$3,815	$4,222

Net loss	$(616)	$(2,419)

Restructuring charges(1)	610	1,004

Adjusted net loss(2)	$(6)	$(1,415)

Net loss per common share - basic and diluted	$(0.03)	$(0.13)

Adjusted net loss per common share - basic and diluted(2)	$—	$(0.07)

Weighted average shares outstanding - basic and diluted	19,032	19,322

(1) Reflects nonrecurring charges primarily related to restructuring of the Diagnostic Imaging camera operating activities.

(2) Adjusted financial information reflects GAAP results adjusted on a non-GAAP basis to exclude nonrecurring items noted.